Exhibit 99.1

For more information, contact:

David Flanery

Senior Vice President of Finance

502-261-4753

PAPA JOHN’S REPORTS FIRST
QUARTER  EARNINGS AND REVENUES

April Comparable Sales Results Announced; 2003 EPS Guidance Lowered

First Quarter Highlights

•                  Earnings Per Share of $0.61 vs $0.60 in 2002

•                  26 restaurant openings (3 company-owned and 23 franchised)

•                  Domestic systemwide comparable sales for April decreased 7.3%

•                  2003 EPS guidance lowered to range of $2.20 to $2.26 (from $2.40 to $2.48)

Louisville, Kentucky (April 29, 2003) — Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $232.3 million for the first quarter of 2003, representing a decrease of 5.4% from revenues of $245.7 million for the same period in 2002.  Net income for the first quarter of 2003 was $11.0 million compared to last year’s reported net income of $12.9 million, and diluted earnings per share increased to $0.61 for the first quarter from $0.60 as reported for the comparable period in 2002, or an increase of 1.7%.

As previously announced, domestic systemwide comparable sales for the quarter decreased 4.9% (composed of a 5.3% decrease at company-owned restaurants and a 4.8% decrease at franchise restaurants).  The company believes its sales results continue to be affected by very competitive pricing and promotional activity within the delivery and carry-out pizza category, as well as overall weakness within the category.

A total of 26 Papa John’s restaurants were opened (three company-owned and 23 franchised), and 20 restaurants closed (three company-owned and 15 franchised Papa John’s restaurants and two franchised Perfect Pizza restaurants) during the quarter.  As of March 30, 2003, there were 2,800 Papa John’s restaurants (592 company-owned and 2,208 franchised) operating in 49 states and 11 international markets.  The company is also the franchisor of 142 Perfect Pizza restaurants in the United Kingdom.

Papa John’s Founder and CEO, John Schnatter noted, “During the last 18 months, we have made substantial investments in our business through several initiatives, principally in the areas of people, product and service at our restaurants.  These initiatives, while expensive, are working.  We believe their expected positive impact on sales is very likely being muted by the continued weakness in our category and the economy.  Nonetheless, we continue to believe these initiatives are vital for the long-term health of our brand; accordingly we plan to continue these initiatives, as well as undertake additional investment spending in our people, product and service, as necessary to help us deliver on our “Better Ingredients.  Better Pizza.” promise to our customers.  When the category and economy improve, we believe Papa John’s should be well positioned to capture increased sales and market share.”

First Quarter Operating Results

During the first quarter of 2003, domestic corporate restaurant sales were $106.2 million compared to $112.5 million for the same period in 2002.  This 5.6% decrease is primarily due to the 5.3% decrease in comparable sales for the 2003 quarter.  Domestic franchise sales decreased 3.1% to $329.6 million from $340.3 million for the same period in 2002 primarily resulting from a 4.8% decrease in comparable sales for the 2003 quarter, partially offset by an increase in the number of equivalent franchise units and an increase in average sales volumes for franchise units not included in the comparable sales unit base.

The first quarter comparable sales base for domestic corporate restaurants consisted of 563 units, or 97.6% of total equivalent units, and the domestic franchise base consisted of 1,896 units or 95.7% of total equivalent units.  Average weekly sales for restaurants included in the corporate comparable base were $14,247, while other corporate units averaged $10,734 for an overall average of $14,161.  Average weekly sales for the restaurants included in the franchise comparable base were $12,862, while other franchise units averaged $11,270 for an overall average of $12,793.

Domestic franchise royalties were $12.5 million in the first quarter of 2003, a 4.1% decrease from $13.1 million for the comparable period in 2002, primarily due to the previously mentioned decline in franchised sales.  Domestic franchise and development fees, including amounts recognized upon development cancellation, were $331,000 in the quarter compared to $534,000 for the same period in 2002 as there were 15 domestic franchise restaurant openings in 2003 compared to 20 in 2002.

The restaurant operating margin at domestic company-owned units was 17.7% in the first quarter of 2003 compared to 21.9% for the same period in 2002, consisting of the following differences:

•                  Cost of sales was 1.5% lower in 2003, due to lower cheese and other commodity costs.

•                  Salaries and benefits were 3.9% higher in 2003, reflecting the impact of the across-the-board increase in base pay for General Managers and Assistant Managers implemented during the third quarter of 2002, and the loss of leverage on fixed salaries due to the decrease in sales.  Additionally, in connection with the field management realignment announced in January, we have increased staffing levels and implemented an incentive plan providing greater bonus opportunities for General Managers and Assistant Managers.

•                  Advertising and related costs were 0.8% higher reflecting the lower than anticipated sales and increased national television spending in 2003, partially offset by reduced local market co-op spending.  Local store marketing expenditures were relatively consistent between the periods.

•                  Occupancy costs were 0.6% higher in 2003 due primarily to increased general insurance costs combined with lower sales.

•                  Other operating expenses were 0.4% higher in 2003 due to the sales decrease, but were $358,000 lower than the 2002 costs, primarily from a decrease in mileage reimbursement and training.

Domestic commissary and other sales decreased to $105.4 million for the first quarter of 2003 from $111.8 million for the comparable period in 2002, primarily as a result of lower commissary sales due to lower volumes and lower cheese and other commodity costs.

Domestic commissary and other margin was 10.2% in the first quarter of 2003 compared to 9.4% for the same period in 2002.  Cost of sales was 70.5% of revenues in 2003 compared to 72.9% in 2002 primarily due to lower food costs incurred by the commissaries (principally cheese, which has a fixed dollar as opposed to fixed percentage mark-up), a decrease in lower-margin equipment sales and an increase in the sales of higher-margin insurance-related services to franchisees.  Salaries and benefits and other operating costs increased to 19.3% in 2003 from 17.7% in 2002, primarily as a result of lower sales by commissaries (certain operating costs are fixed in nature), and an increase in fuel and insurance costs.

International revenues, which include the Papa John’s United Kingdom operations, were $7.8 million compared to $7.7 million for the same period in 2002, as decreases in royalties, development fees and commissary revenues were offset by a favorable exchange rate impact of $780,000.  International operating margin decreased to 13.8% in 2003 from 15.4% in 2002 primarily due to increased delivery costs associated with the commissary operation.

General and administrative expenses were $16.6 million or 7.1% of revenues in the first quarter of 2003 compared to $18.3 million or 7.5% of revenues in the same period in 2002.  The primary components of the $1.7 million decrease are the previously mentioned restaurant field management realignment, which eliminated a layer of field management previously included in G&A, and a reduction in corporate and restaurant field management bonuses.   These reductions more than offset the incremental costs incurred in 2003 related to the 2002 implementation of certain restaurant quality initiatives, intended to better evaluate and monitor the quality and consistency of the customer experience.

A provision for uncollectible notes receivable of $426,000 was recorded in the first quarter of 2003 as compared to $713,000 for the same period in 2002.  The provision was based on our evaluation of our franchise loan portfolio, and primarily relates to specific loans for which certain scheduled payments have been deferred as part of an overall workout arrangement.

Pre-opening and other general expenses were $566,000 in the first quarter of 2003 compared to $2.2 million for the comparable period in 2002.  The 2003 amount includes $68,000 of pre-opening costs, $50,000 of relocation costs and $311,000 of disposition and valuation related costs of restaurants and other assets.  The 2002 pre-opening and other general expenses amount includes $12,000 of pre-opening costs, $408,000 of relocation costs and $1.7 million related to disposition or valuation losses for restaurants and other assets.

Depreciation and amortization was $7.9 million (3.4% of revenues) for the first quarter of 2003 as compared to $7.8 million (3.2% of revenues) for the same period in 2002.

Net interest expense was $1.7 million in the first quarter of 2003 as compared to $1.5 million in 2002, primarily due to increased debt levels related to stock repurchases and lower interest income from franchisee notes receivable in 2003.  The company’s effective income tax rate was 37.5% in both 2003 and 2002.

Cheese Costs

The cost of cheese historically has represented 35% to 40% of our restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  Accordingly, the company’s cheese costs do not mirror the actual block market price for cheese on a short-term basis; however, over time, the company’s cheese costs will substantially equal the average block market price.  The quarterly equivalent per pound block market price paid by the company for 2002 and for the first and second quarters of 2003, and the estimated cost for the third quarter of 2003, are as follows:

	2003		2002	Increase/(Decrease)

Quarter 1	$1.159		$1.403	(17.4)%

Quarter 2	$1.122		$1.323	(15.2)%

Quarter 3	$1.232	(est.)	$1.450	(15.0)%

Quarter 4	N/A		$1.290	N/A

Full Year	N/A		$1.367	N/A

N/A - Not available.

Share Repurchase Activity

The company repurchased 150,000 shares of common stock at an average price of $27.44 per share during the first quarter of 2003.  The company’s Board of Directors has authorized the repurchase of up to $375 million of common stock through December 28, 2003; through March 30, 2003 an aggregate of $349.8 million has been repurchased (representing 13.5 million shares, or approximately 44.3% of shares outstanding at the time the repurchase program was initiated, at an average price of $25.89 per share).  Approximately 17.9 million shares were outstanding as of March 30, 2003 (approximately 18.0 million shares on a fully-diluted basis).  We have not repurchased any shares of company stock since March 30, 2003.

The company’s 2002 and 2003 share repurchase activity increased earnings per share by approximately $0.07 for the first quarter of 2003.

April 2003 Comparable Sales Results

The company announced April domestic systemwide comparable sales decreased approximately 7.3% (7.4% decrease at company-owned restaurants and 7.3% decrease at franchised restaurants).  The company estimates that 1% to 2% of this decrease is attributable to the timing of the Easter holiday, which fell in April this year and March in 2002.  A majority of Papa John’s restaurants have reduced operating hours on Easter Sunday.

Restaurant Initiatives

The company has announced several restaurant initiatives over the last 18 months, including certain systemwide quality initiatives, increases in General Manager and Assistant Manager base pay and incentive pay potential, increased restaurant staffing levels and a realignment of the field management structure for company-owned restaurants.  The net annualized cost of these initiatives approximates $6.5 million.

The company also recently implemented portion increases at its corporate restaurants for several of its core pizza products. The changes, which also serve to simplify operations execution with fewer portion cups at the restaurant, are expected to increase ingredients costs to corporate restaurants by approximately $3 million in 2003. The company expects the portion changes to roll systemwide during the second half of the year.

We are beginning to see improved operational trends as a result of these initiatives, including reduced turnover at the General Manager and Assistant Manager positions, and improved product and service quality and consistency.  However, the improvements have not yet translated to increased sales as the overall restaurant industry, pizza category and economy continue to produce a very challenging environment.  According to industry sources, customer traffic count has declined in the QSR pizza segment for the latest reported four consecutive quarters.  Given the current industry and overall economic environment, management cannot predict when operational improvements resulting from these initiatives, or otherwise, may result in improving sales trends.

Revised Earnings Guidance

The company previously announced projected 2003 earnings per share in the range of $2.40 to $2.48 and increases in domestic systemwide comparable sales of 0% to 2.5%.  We are revising our guidance to reflect first quarter results and lower sales expectations for the remainder of 2003 based on existing sales trends.  Our domestic systemwide comparable sales are now projected to decrease 2% to 4% for 2003 and our earnings per share for the year are projected to be in the $2.20 to $2.26 range.

*   *   *   *

As of April 27, 2003, Papa John’s had 2,794 restaurants (591 company-owned and 2,203 franchised) operating in 49 states and 11 international markets.  Papa John’s also owns or operates an additional franchised 142 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, please visit www.papajohns.com.

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Summary Financial Data
Papa John’s International, Inc.

	Three Months Ended
(In thousands, except per share amounts)	March 30, 2003	March 31, 2002

Revenues	$232,282	$245,665

Net income	$10,985	$12,871

Diluted earnings per share	$0.61	$0.60

Diluted weighted-average shares outstanding	18,023	21,542

EBITDA (1)	$27,141	$29,973

(1)                                  EBITDA represents operating performance before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

Restaurant Progression

Papa John’s International, Inc.

	First Quarter Ended March 30, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	3	—	15	8	26
Converted	—	—	—	—	—
Closed	(3)	—	(9)	(6)	(18)
Acquired	—	—	—	2	2
Sold	—	(2)	—	—	(2)
End of Period	585	7	2,006	202	2,800

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Opened	—	—	—	—	—
Converted	—	—	—	—	—
Closed	—	—	—	(2)	(2)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	142	142

	First Quarter Ended March 31, 2002
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	601	10	1,988	130	2,729
Opened	2	—	20	6	28
Converted	—	1	—	8	9
Closed	(10)	—	(13)	(1)	(24)
Acquired	—	—	9	2	11
Sold	(9)	(2)	—	—	(11)
End of Period	584	9	2,004	145	2,742

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	3	—	190	193
Opened	—	—	—	—	—
Converted	—	(1)	—	(8)	(9)
Closed	—	—	—	(1)	(1)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	2	—	181	183

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended
(In thousands, except per share amounts)	March 30, 2003	March 31, 2002
	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Restaurant sales	$106,242	$112,549
Franchise royalties	12,517	13,050
Franchise and development fees	331	534
Commissary sales	93,868	100,021
Other sales	11,557	11,801
International:
Royalties and franchise and development fees	1,484	1,410
Restaurant and commissary sales	6,283	6,300
Total revenues	232,282	245,665

Costs and expenses:
Domestic:
Restaurant expenses:
Cost of sales	23,496	26,511
Salaries and benefits	34,194	31,882
Advertising and related costs	9,762	9,437
Occupancy costs	6,094	5,802
Other operating expenses	13,919	14,277
	87,465	87,909

Domestic:
Commissary and other expenses:
Cost of sales	74,365	81,464
Salaries and benefits	7,330	7,582
Other operating expenses	13,021	12,226
	94,716	101,272

International operating expenses	5,416	5,327

General and administrative expenses	16,552	18,310
Provision for uncollectible notes receivable	426	713
Pre-opening and other general expenses	566	2,161
Depreciation and amortization	7,910	7,849
Total costs and expenses	213,051	223,541

Operating income	19,231	22,124
Investment income	254	344
Interest expense	(1,908)	(1,875)
Income before income taxes	17,577	20,593
Income tax expense	6,592	7,722

Net income	$10,985	$12,871
Basic earnings per common share	$0.61	$0.60
Earnings per common share - assuming dilution	$0.61	$0.60
Basic weighted-average shares outstanding	17,919	21,361
Diluted weighted-average shares outstanding	18,023	21,542

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	March 30, 2003	December 29, 2002
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$7,999	$9,499
Accounts receivable	15,908	16,763
Inventories	17,786	16,341
Prepaid expenses and other current assets	10,924	10,955
Deferred income taxes	3,875	3,875
Total current assets	56,492	57,433

Investments	8,152	7,742
Net property and equipment	219,265	223,599
Notes receivable from franchisees and affiliates	13,234	14,122
Goodwill	48,756	48,756
Other assets	13,033	13,817
Total assets	$358,932	$365,469

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,100	$23,579
Income and other taxes	20,513	16,230
Accrued expenses	34,054	34,658
Short-term debt	250	235
Total current liabilities	79,917	74,702

Unearned franchise and development fees	4,162	3,915
Long-term debt, net of current portion	119,600	139,850
Deferred income taxes	2,857	2,445
Other long-term liabilities	23,019	22,610
Total liabilities	229,555	243,522

Total stockholders’ equity	129,377	121,947
Total liabilities and stockholders’ equity	$358,932	$365,469

Note:      The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.